As filed with the Securities and Exchange Commission on August 2, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________________

Dollar Thrifty Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	73-1356520
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

5330 East 31st Street
Tulsa, Oklahoma 74135
(Address of principal executive offices)

Dollar Thrifty Automotive Group, Inc. Second Amended and Restated
Long-Term Incentive Plan and Director Equity Plan
(Full title of the plan)

Scott L. Thompson
Chief Executive Officer and President
5330 East 31st Street
Tulsa, Oklahoma 74135
(Name and address of agent for service)

(918) 660-7700
(Telephone number, including area code,
of agent for service)
__________
with copies to:

Janet Fisher, Esq.	Vicki J. Vaniman, Esq.
Cleary, Gottlieb, Steen & Hamilton	5330 East 31st Street
One Liberty Plaza	Tulsa, Oklahoma 74135
New York, NY 10006
(212) 225-2000
_________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “accelerated filer,” “large accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	950,000	$75.42	$71,649,000	$8,211.00

(1)
Represents shares of common stock (the “Common Stock”) issuable pursuant to the Dollar Thrifty Automotive Group, Inc. Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan (the “Plan”).  Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional shares of Common Stock as may become available for issuance pursuant to the Plan as a result of stock splits, stock dividends or other adjustments to the outstanding Common Stock of Dollar Thrifty Automotive Group, Inc. (the “Company” or the “Registrant”).

(2)
The registration fee with respect to the shares of Common Stock has been computed in accordance with paragraphs (c) and (h) of Rule 457 of the Securities Act, based upon the average of the daily high and low prices of shares of the Common Stock as reported on the New York Stock Exchange on July 31, 2012.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2.     Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are hereby incorporated herein by reference and made a part hereof:

(i)          The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Annual Report”), filed with the Commission on February 28, 2012;

(ii)          The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2012 filed with the Commission on May 9, 2012 and for the fiscal quarter ended June 30, 2012, filed with the Commission on August 2, 2012;

(iii)          The description of the Registrant’s Common Stock included in the Registration Statement on Form 8-A filed with the Commission on November 24, 1997, and any amendments or reports filed with the Commission for the purpose of updating such description; and

(iv)          All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

The validity of the shares of Common Stock to be issued under the Plan will be passed upon by Vicki J. Vaniman, the Registrant’s General Counsel and Secretary.  Ms. Vaniman is a full-time employee of the Registrant, owns less than 1% of the Registrant’s outstanding Common Stock, and is eligible to participate in the Plan and receive shares of Common Stock thereunder.

Item 6.     Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers and has the right to indemnify its employees and other agents, to the fullest extent provided by Delaware law, against certain liabilities that may arise by reason of their status or service as directors, officers, employees or agents of the Registrant or of another entity at the request of the Registrant (other than liabilities arising from actions not taken in good faith or conduct that the person had reasonable cause to believe was unlawful) and that the Registrant shall advance expenses incurred by indemnified individuals as a result of any proceeding against them as to which they are entitled to be indemnified. The Registrant has entered into indemnification agreements with certain of its executive officers that provide for indemnification by the Registrant of such executive officers to the fullest extent permitted by its Certificate of Incorporation (including payment of expenses in advance of final disposition of a proceeding).

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides that directors of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors or officers of the Registrant, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation or otherwise as a matter of law. Pursuant to the indemnification agreements referred to above, the Registrant has agreed to provide certain executive officers with directors and officers insurance coverage both during and, with regard to matters occurring during their employment, after the termination of their employment.

The Plan provides that no director of the Registrant will be liable for any action or determination made in good faith under the Plan.

Item 7.     Exemption From Registration Claimed.

Not applicable.

Item 8.     Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1
Restated Certificate of Incorporation of Dollar Thrifty Automotive Group, Inc., amended effective as of June 14, 2012 (incorporated by reference to exhibit 3.1 of the Registrant’s Form 10-Q for the quarter ended June 30, 2012 (Commission File No. 1-13647)).

4.2
Fifth Amended and Restated By-laws of Dollar Thrifty Automotive Group, Inc., adopted effective as of June 6, 2012 (incorporated by reference to exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed on June 8, 2012 (Commission File No. 1-13647)).

4.3
Dollar Thrifty Automotive Group, Inc. Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan dated as of December 9, 2008 (filed as exhibit 10.212 with the Registrant’s Form 10-K for the fiscal year ended December 31, 2008, filed March 3, 2009), as amended effective on March 16, 2009 (filed as exhibit 10.221 with the Registrant’s Form 8-K filed May 20, 2009), effective on March 31, 2009 (filed as exhibit 10.219 with the Registrant’s Form 10-Q for the quarterly period ended March 31, 2009, filed May 6, 2009) (incorporated by reference to exhibit 10.235 to the Registrant’s Form 10-Q for the quarterly period ended March 31, 2010, filed May 5, 2010), effective April 2, 2012 (filed as exhibit 10.259 with the Registrant’s Form 10-Q for the quarter ended March 31, 2012) and effective June 7, 2012 (filed as exhibit 10.260 with the Registrant’s Form 8-K filed June 8, 2012 (Commission File No. 1-13647).

5.1	Opinion of Vicki J. Vaniman, Esq. as to the validity of the securities being offered (filed herewith).
15.1	Letter from Ernst & Young LLP regarding interim financial information (filed herewith).
23.1	Consent of Ernst & Young LLP (filed herewith).
23.2	Consent of Deloitte & Touche LLP (filed herewith).
23.3	Consent of Vicki J. Vaniman, Esq. (included in exhibit 5.1).

Item 9.     Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma on August 2, 2012.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

By: /s/ Scott L. Thompson
Scott L. Thompson
President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES	TITLE	DATE

/s/ Scott L. Thompson Scott L. Thompson	Chairman of the Board, Chief Executive Officer, President and Director	August 2, 2012
/s/ H. Clifford Buster III H. Clifford Buster III	Chief Financial Officer, Senior Executive Vice President and Principal Financial Officer	August 2, 2012
/s/ Thomas P. Capo Thomas P. Capo	Director	August 2, 2012
/s/ Maryann N. Keller Maryann N. Keller	Director	August 2, 2012
/s/ Edward C. Lumley Edward C. Lumley	Director	August 2, 2012
/s/ Richard W. Neu Richard W. Neu	Director	August 2, 2012
/s/ John C. Pope John C. Pope	Director	August 2, 2012
/s/ Kimberly D. Paul Kimberly D. Paul	Chief Accounting Officer, Vice President and Principal Accounting Officer	August 2, 2012

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1
Restated Certificate of Incorporation of Dollar Thrifty Automotive Group, Inc., amended effective as of June 14, 2012 (incorporated by reference to exhibit 3.1 of the Registrant’s Form 10-Q for the quarter ended June 30, 2012 (Commission File No. 1-13647))

4.2
Fifth Amended and Restated By-Laws of Dollar Thrifty Automotive Group, Inc., adopted effective as of June 6, 2012 (incorporated by reference to exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed on June 8, 2012 (Commission File No. 1-13647))

4.3
Dollar Thrifty Automotive Group, Inc. Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan dated as of December 9, 2008 (filed as exhibit 10.212 with the Registrant’s Form 10-K for the fiscal year ended December 31, 2008, filed March 3, 2009), as amended effective on March 16, 2009 (filed as exhibit 10.221 with the Registrant’s Form 8-K filed May 20, 2009), effective on March 31, 2009 (filed as exhibit 10.219 with the Registrant’s Form 10-Q for the quarterly period ended March 31, 2009, filed May 6, 2009) (incorporated by reference to exhibit 10.235 to the Registrant’s Form 10-Q for the quarterly period ended March 31, 2010, filed May 5, 2010), effective April 2, 2012 (filed as exhibit 10.259 with the Registrant’s Form 10-Q for the quarter ended March 31, 2012) and effective June 7, 2012 (filed as exhibit 10.260 with the Registrant’s Form 8-K filed June 8, 2012 (Commission File No. 1-13647)

5.1	Opinion of Vicki J. Vaniman, Esq. as to the validity of the securities being offered (filed herewith)
15.1	Letter from Ernst & Young LLP regarding interim financial information (filed herewith)
23.1	Consent of Ernst & Young LLP (filed herewith)
23.2	Consent of Deloitte & Touche LLP (filed herewith)
23.3	Consent of Vicki J. Vaniman, Esq. (included in exhibit 5.1)